EXHIBIT 10.5

CONFIDENTIAL

June 23, 2016

Re: Employee Retention Plan

Dear Curt:

In recognition of your continuing key role at and services on behalf of RockPile Energy Services, LLC (“RockPile”)  and its subsidiaries (collectively with RockPile,  the “Company”), you shall be entitled to earn a payment that will be advanced to you upon the terms and conditions set forth in this letter (this “Agreement”).

Terms and Conditions

The Company agrees to make the following payment to you, in addition to your normal salary and benefits, subject to the terms and conditions in this Agreement and execution and delivery of this Agreement by June 24, 2016 (the “Delivery Date”):

1.

Commitment Amount:  Subject to satisfaction of the conditions set forth herein, if  you (a) agree to continue your employment with the Company and not resign before the “Commitment Date” (as defined below) and (b) return a fully executed copy of this Agreement by the Delivery Date, you shall be entitled to receive the “Commitment Amount” set forth on the attached Schedule A, less any required withholdings, on the “Payment Date” (as defined below).

2.	Nature of Payment. The Commitment Amount shall not be taken into account for purposes of any other compensation or benefit program of the Company.

3.

Vesting of Rights. Because your continued performance of services to the Company is an important reason for, and in consideration for, payment to you of the Commitment Amount, your right to such payment will vest upon the Payment Date; provided, however, that your right to receive payment of and retain the Commitment Amount will be rendered null and void, and will be forfeited entirely, if you resign in the absence of Good Reason or are terminated with Cause from your employment before the Transaction Date, and in either such event any Net Commitment Amount (as defined below) previously paid to you shall be repaid in accordance with paragraph 4 of this Agreement.  However, you will not forgo your right to the Commitment Amount and you will not be required to repay the Net Commitment Amount if you die, become permanently disabled (under RockPile’s  long-term disability policy), resign with Good Reason or are terminated without Cause, in each case, before the Commitment Date; provided, however, your right (if any) to payment of the Commitment Amount and/or retention of the Net Commitment Amount in the event of your termination without Cause or resignation with Good Reason prior to the Commitment Date shall be contingent on your executing and not revoking an agreement, in a form to be provided by the Company, granting a full release of all actual and potential claims you have or may have against the Company, which shall be provided to you on or about your employment termination date.

4.

Return of Net Commitment Amount.  If, after signing this Agreement, you resign your employment (i.e., a termination for any reason other than by the Company or for death or disability prior to the Transaction Date) other than a resignation for Good Reason, or your employment is terminated by the Company with Cause, in each case, prior to the Commitment Date, you agree that you will repay to the Company an amount equal to the portion of the Commitment Amount you actually received (i.e., the net amount of the Commitment Amount after reduction by all amounts withheld for taxes therefrom) (the “Net Commitment Amount”).

You expressly authorize the Company to deduct all or a portion of the Net Commitment Amount from your wages and/or any other sums owed to you by RockPile in your final paycheck (your “Final Paycheck”), including but not limited to accrued but unused vacation,  subject to applicable law.  Within ten (10) calendar days of your resignation in the absence of Good Reason or termination for Cause, in either case, prior to the Transaction Date, you agree to repay to the Company the amount, if any, by which the Net Commitment Amount exceeds the portion of the Net Commitment Amount deducted from your Final Paycheck (the “Repayment Deficit”). You agree that if you fail to pay the Repayment Deficit to the Company within the allotted ten (10) calendar days, the Company may recover such payment by commencing legal action, in which case you agree to pay all of the Company’s reasonable and out of pocket legal expenses related to its collection efforts.  Your obligation under this Agreement to repay the Net Commitment Amount shall cease upon the Commitment Date.

5.	Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:

“Bankruptcy Code” means title 11 of the U.S. Code.

“Cause” means any act or omission by you which constitutes or results in: (i) gross negligence or willful misconduct in the course of your employment that is or could reasonably be expected to be materially injurious to the Company, (ii) willful failure or refusal by you to perform in any material respect your duties or responsibilities, (iii) misappropriation by you of any Company assets, (iv) embezzlement or fraud committed by you, or at your direction, (v) your conviction of, or pleading “guilty” or “ no contest” to, a felony under United States state or federal law.

“Commitment Date” means the occurrence of any of:

(i) the Transaction Date;

(ii) March 8, 2017;

(iii) a Freefall Proceeding;

(iv) the Company’s commencement, voluntarily or involuntarily, of a proceeding under chapter 7 of the Bankruptcy Code;

(v) the conversion of a Freefall Proceeding to a proceeding under chapter 7 of the Bankruptcy Code;

(vi) the Company’s commencement of a state law liquidation proceeding;

(vii) the commencement of a state law receivership proceeding by or against the Company; and

(viii) the Company’s secured lenders exercise of remedies under a secured debt facility, including but not limited to: (a) entering upon any premises on or in which any of such lender(s)’ collateral may be located and taking possession of the such collateral or completing processing, manufacturing and repairing of all or any portion of such collateral, (b) collecting, foreclosing, receiving, appropriating, setting off of realizing upon any and all such lender(s)’ collateral without the consent of the management team or approval of the Company’s board of directors, (c) removing any such lender(s)’ collateral from any premises on or in which the same may be located for the purpose of effecting the sale, foreclosure or other disposition thereof or for any other purpose, or (d) exercising all rights and remedies available to such lender(s) (whether as a secured creditor or otherwise) under its secured debt facility or applicable law without the consent of the management team or approval of the Company’s board of directors.

“Freefall Proceeding” means the Company’s commencement of a proceeding under chapter 11 of the Bankruptcy Code without a stalking horse offer to purchase substantially all assets of the Company.

“Good Reason” means,  without your written consent: (i) the material reduction of your duties, responsibilities, authority or reporting relationships within the Company relative to your duties, responsibilities, authority and reporting relationships within the Company as in effect immediately prior to the date hereof, (ii) if approved by the Company’s board of directors,  a furlough or a reduction in your base salary, in effect immediately prior to the date hereof, or (iii) the relocation of your primary work location to a location more than fifty (50) miles from the Company’s principal offices in Denver, Colorado.

“Payment Date” means the fifth (5th) business day following execution of this Agreement or as soon as reasonably practicable thereafter, but in any event within sixty (60) days following the execution of this Agreement.

“Transaction Date” means the date of the earliest to occur of: (i) the closing date of any agreement for the restructuring or recapitalization of the Company’s balance sheet that is achieved, without limitation, through (a) a solicitation of waivers and consents from some or all existing debtholders that results in a material modification of covenants in existing indebtedness, (b) a consensual settlement or forgiveness of a material portion of existing indebtedness, (c) conversion of a material portion of existing indebtedness into equity, (d) an exchange offer including the issuance of new securities in exchange for a material portion of existing indebtedness, or (e) other similar consensual transaction or series of transactions, and (ii) the closing date of a sale of all or substantially all of the assets of the Company, on a consolidated basis, or a majority of the outstanding stock of RockPile in one or more transactions.

You may not assign your rights under this Agreement except upon your death. RockPile may assign its rights and obligations hereunder to any affiliate or successor (including any acquirer of substantially all of the assets of the Company).

This Agreement sets forth the entire understanding of the Company and you regarding any retention or incentive bonus or any other payments contemplated hereunder, and may be changed only by a written agreement signed by you and RockPile.

All discussions regarding this Agreement, including, but not limited to, the Commitment Amount, shall be kept confidential by you from all persons and entities other than the Company’s management.  You may disclose the Commitment Amount only if necessary (i) for the limited purpose of making disclosures required by law to agents of the local, state, or federal governments, (ii) for the purpose of enforcing any term of this Agreement or (iii) in response to compulsory process, and only then after giving RockPile ten (10) days advance written notice of the compulsory process and affording RockPile the opportunity to obtain any necessary or appropriate protective orders.

This Agreement is governed by and to be construed in accordance with the laws of the State of Delaware, without regard to conflicts of laws principles thereof.

Notwithstanding any of the above, you remain an “at will” employee of the Company.

This Agreement may be executed in two or more counterparts, and by the different parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement electronically (including portable document format (pdf.)) shall be as effective as delivery of a manually executed counterpart of this Agreement.

If any provision of this Agreement is held to be illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions hereof, but such provision shall be fully severable and this Agreement shall be construed and enforced as if the illegal or invalid provision had never been included herein.

The failure of you or the Company at any time or times to require performance of any provision of this Agreement shall in no manner affect the right to do so at a later time, and no waiver by you or the Company of the breach of any provision of this Agreement shall be treated as a further or continuing waiver of any such breach or a waiver of the breach of any other provision of this Agreement.

The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

Management of the Company shall have discretionary and final authority to interpret the terms and conditions of this Agreement and to make all determinations necessary or desirable for its administration, and such determinations shall be final and binding on all persons.

You acknowledge that you have read and understood the terms of this Agreement, that you have had the opportunity to consult with advisers of your choice regarding its terms and that you are executing it voluntarily and with full understanding of its significance.

To accept this Agreement, please sign and date it where indicated below, and return it on or before June 24, 2016 in a confidential envelope to RockPile Energy Services, LLC, 1200 17th Street, Suite 2700, Denver, Colorado 80202, Attn: Human Resources, or to [REDACTED].

Sincerely,

RockPile Energy Services, LLC

/s/ Dustin Nygard
		By:	Dustin Nygard
		Title:	VP & General Counsel

ACCEPTED AND AGREED:

/s/ R. Curt Dacar
By:	R. Curt Dacar

Date:	June 23, 2016